Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
July 31, 2013		Chief Executive Officer
Hawkins, Inc.		612/617-8524
2381 Rosegate		Patrick.Hawkins@HawkinsInc.com
Roseville, MN 55113
Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com
HAWKINS, INC. REPORTS
FIRST QUARTER, FISCAL 2014 RESULTS
Minneapolis, MN, July 31, 2013 – Hawkins, Inc. (Nasdaq: HWKN) today announced first quarter results for fiscal 2014. Sales of $94.7 million for the three months ended June 30, 2013 represented an increase of 5.2% from $90.1 million in sales for the same period of the prior year.
Net income from continuing operations for the first quarter of fiscal 2014 was $5.1 million, or $0.48 per share, fully diluted, compared to adjusted net income from continuing operations of $6.4 million, or $0.61 per share, fully diluted, for the first quarter of fiscal 2013. Adjusted net income from continuing operations for the first quarter of fiscal 2013 excludes a pre-tax charge of $3.2 million (approximately $2.0 million, or $0.19 per share, fully diluted, after tax) resulting from a litigation settlement. Including this item, net income from continuing operations for the first quarter of fiscal 2013 was $4.4 million, or $0.42 per share, fully diluted (see reconciliation table).
"This year marks our 75th year in business," said Patrick Hawkins, Chief Executive Officer and President. "As we celebrate this milestone, we are excited and encouraged about the successful startup of our new Industrial manufacturing facility in Rosemount, MN. Even though its production just started in March, the efficiency and additional capacity of this new facility has already proved valuable in meeting customer needs.”
Mr. Hawkins continued, "While we were able to generate overall growth in our Industrial sales volumes, much of that growth was in product lines that carry lower per-unit selling prices and margins. In addition, increased competitive pressures limited our ability to pass through higher inventory costs. While these are very difficult market conditions, our Industrial business has always been cyclical and we continue to focus on customer satisfaction in all areas of our business, trusting that we will see benefits from these service levels in periods to come. In our Water Treatment segment, overall volumes were relatively flat year over year, which is encouraging given the cool, wet spring and early summer weather we experienced, especially when compared to last year's favorable weather conditions. We continue to see growth from our newer branches and are pleased with their performance as we work to expand this business."
For the first quarter of fiscal 2014, Industrial segment sales were $67.0 million, an increase of $4.9 million, or 7.9% from the same period of the prior year. The increase in sales was due to increased sales volumes primarily in our bulk and commodity products which carry lower per-unit selling prices and margins. Water Treatment segment sales decreased $0.2 million, or 0.8%, to $27.7 million for the current quarter, when compared to the same period of the prior year. Growth in our newer branches offset the negative impact of significantly less favorable weather conditions this quarter as compared to the same period of the prior year.
Company-wide gross profit for the first quarter of fiscal 2014 was $17.2 million, or 18.2% of sales, compared to $15.3 million, or 17.0% of sales for the same period of the prior year. Gross profit for the first quarter of the prior year was negatively impacted by the litigation settlement of $3.2 million. The settlement charge constituted 3.6% of company-wide sales for that quarter. The LIFO method of valuing inventory decreased gross profit by $0.2 million during the first quarter of fiscal 2014 and by $0.1 million during the first quarter of fiscal 2013, primarily impacting our Industrial segment's profits.

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HAWKINS, INC. REPORTS
FIRST QUARTER FISCAL 2014 RESULTS
July 31, 2013
Page Two.
Gross profit for the Industrial segment was $9.2 million, or 13.8% of sales for the quarter, as compared to $7.3 million, or 11.7% of sales for the same period of the prior year. Gross profit for this segment was negatively impacted by the incremental costs to operate our new Industrial manufacturing facility ($0.6 million) as well as the costs incurred related to exiting the leased facility currently used to service our bulk pharmaceutical customers ($0.4 million). Gross profit for the first quarter of the prior year was negatively impacted by the $3.2 million litigation settlement charge. The settlement charge constituted 5.2% of Industrial segment sales for that quarter.
Gross profit for the Water Treatment segment was $8.0 million, or 28.9% of sales for the quarter, as compared to $8.0 million, or 28.7% of sales for the same period of the prior year. While this segment reported growth in its newer branches, this was offset by the negative impact of significantly less favorable weather conditions this quarter as compared to the same period in the prior year.
Company-wide SG&A expenses of $9.0 million for the quarter increased $0.8 million from $8.2 million for the same period of the prior year. The increase was primarily due to $0.3 million of costs related to our new corporate headquarters as well as additional sales staffing costs.
Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 28 facilities in 13 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

Reconciliation of Non-GAAP Financial Measures
The Company reports its consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding the Company’s financial performance between periods, the Company has provided certain non-GAAP financial measures, including adjusted net income from continuing operations and adjusted diluted earnings per share. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses these non-GAAP financial measures internally to understand, manage and evaluate our business and to make operating decisions. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.

A reconciliation of each non-GAAP financial measure used in this release to its most directly comparable financial measure calculated in accordance with GAAP is presented below:

	Three months ended June 30, 2013			Three months ended July 1, 2012
(In thousands, except share and per share data)	Income from continuing operations before income taxes	Income from continuing operations, net of taxes	Diluted earnings per share from continuing operations (1)	Income from continuing operations before income taxes	Income from continuing operations, net of taxes	Diluted earnings per share from continuing operations (2)
As Reported	$8,246	$5,112	$0.48	$7,110	$4,365	$0.42
Add Impact of Litigation Settlement	—	—	—	3,200	1,990	0.19
As Adjusted	$8,246	$5,112	$0.48	$10,310	$6,355	$0.61

(1)     10,567,308 shares used in calculating earnings per share.
(2)     10,496,437 shares used in calculating earnings per share.

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HAWKINS, INC. REPORTS
FIRST QUARTER FISCAL 2014 RESULTS
July 31, 2013
Page Three.

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per-share data)

	Three Months Ended
	June 30, 2013	July 1, 2012
	(unaudited)
Sales	$94,744	$90,099
Cost of sales	(77,513)	(74,792)
Gross profit	17,231	15,307
Selling, general and administrative expenses	(8,970)	(8,227)
Operating income	8,261	7,080
Interest (expense) interest	(15)	30
Income from continuing operations before income taxes	8,246	7,110
Income tax provision	(3,134)	(2,745)
Income from continuing operations	5,112	4,365
Income from discontinued operations, net of tax	—	18
Net income	$5,112	$4,383
Weighted average number of shares outstanding-basic	10,522,185	10,430,874
Weighted average number of shares outstanding-diluted	10,567,308	10,496,437
Basic earnings per share
Earnings per share from continuing operations	$0.49	$0.42
Earnings per share from discontinued operations	—	—
Basic earnings per share	$0.49	$0.42
Diluted earnings per share
Earnings per share from continuing operations	$0.48	$0.42
Earnings per share from discontinued operations	—	—
Diluted earnings per share	$0.48	$0.42

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